                                                                    Exhibit 8(c)


                            Form of Sales Agreement

                                    Between

                            Penn Series Funds, Inc.

                                      and

                    The Penn Mutual Life Insurance Company

                                      for

                   Penn Mutual Variable Annuity Account III





                                  May 1, 1997

     Agreement made as of the 1st day of May, 1997, between Penn Series Funds, Inc., a Maryland Corporation ("Penn Series") and The Penn Mutual Life Insurance Company, a Pennsylvania corporation ("Penn Mutual").

     WHEREAS, Penn Series is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940;

     WHEREAS, Penn Mutual is engaged in the business of issuing life insurance policies and annuity contracts and as part of that business has established a separate account known as Penn Mutual Variable Annuity Account III (the "Separate Account") for the purposes of segregating assets for certain variable annuity contracts;

     WHEREAS, Penn Series desires to sell to Penn Mutual for the Separate Account separate classes of shares of common stock that participate in separate investment funds and Penn Mutual desires to purchase such shares for the Separate Account.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

     1. Subject to and in accordance with the applicable law, Penn Series will sell to Penn Mutual for the Separate Account shares of the following classes of Common Stock, par value $.10 per share ("Shares"), at such times and in such amounts as Penn Mutual shall specify:

          Penn Series Growth Equity Fund Common Stock
          Penn Series Value Equity Fund Common Stock
          Penn Series Small Capitalization Fund
          Penn Series Emerging Growth Fund
          Penn Series Flexibly Managed Fund Common Stock
          Penn Series International Equity Fund Common Stock
          Penn Series Quality Bond Fund Common Stock
          Penn Series High Yield Bond Fund Common Stock
          Penn Series Money Market Fund Common Stock

     2. The price per Share shall be equal to the net asset value of the Share as determined from time to time in accordance with the Investment Company Act of 1940 and as described in the prospectus of Penn Series in effect under the Securities Act of 1933 at the time of the sale of such Share.

     3. No commission or other fee shall be charged or paid to any person or entity in connection with the sale of Shares to Penn Mutual for the Separate Account.

     4.   Penn Mutual will pay cash for the Shares.
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     5.   Penn Mutual shall not purchase Shares with the view to distribution of such Shares.

     6. Penn Series will provide Penn Mutual with copies of the then current prospectus and statement of additional information of Penn series and copies of all other periodic reports, proxy materials and all other stockholder communications of a general nature as may be necessary for the sale and maintenance of variable annuity contracts issued by Penn Mutual and funded in whole or in part through the Separate Account.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first written above.


                                        PENN SERIES FUNDS, INC.



Attest:________________________         By_____________________________
        Assistant Secretary               James B. McElwain
                                          Executive Vice President


                                        THE PENN MUTUAL LIFE
                                        INSURANCE COMPANY



Attest:________________________         By_____________________________
       Secretary                          Richard F.  Plush
                                          Vice President

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